Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251990

PROSPECTUS SUPPLEMENT

To Prospectus dated February 8, 2021

FUSION FUEL GREEN PLC

10,402,636 CLASS A ORDINARY SHARES (for issuance)

10,759,133 CLASS A ORDINARY SHARES (for resale)

4,372,892 WARRANTS (for resale)

This prospectus supplement supplements the prospectus dated February 8, 2021 (the “Prospectus”) relating to the following securities of Fusion Fuel Green plc, a public limited company incorporated in Ireland (“Parent” or “we,” “us,” “our” or similar terms): (a) the issuance by Parent of (i) an aggregate of 6,640,636 Class A ordinary shares of Parent (“Class A Ordinary Shares”) issuable upon the exercise of warrants of Parent (“Warrants”), each Warrant exercisable for one Class A Ordinary Share at an initial exercise price of $11.50 per share, which Warrants were automatically adjusted pursuant to the terms of then-outstanding HL warrants (“Old HL Warrants”) upon the consummation of the business combination among Parent, HL Acquisitions Corp., and Fusion Welcome – Fuel, S.A. (now known as Fusion Fuel Portugal, S.A.) pursuant to the terms of the amended and restated business combination agreement dated as of August 25, 2020 (“Business Combination Agreement”) and (ii) 3,762,000 Class A Ordinary Shares issuable upon the exercise of Warrants issued by Parent in private placements which Warrants are registered for resale hereunder, to the extent that such Warrants are transferred prior to their exercise (which we refer to herein as the “Transferred Warrants”), and (b) the resale by the selling securityholders named in the Prospectus of an aggregate of up to 4,372,892 Warrants (including up to 1,137,000 Warrants issuable upon the satisfaction of the earnout conditions set forth in the Business Combination Agreement) and an aggregate of up to 10,759,133 Class A Ordinary Shares (including 40,000 Class A Ordinary Shares issuable to our non-employee directors pursuant to director appointment agreements, up to 4,372,892 Class A Ordinary Shares issuable upon the exercise of Warrants (including up to 1,137,000 Warrants issuable upon the satisfaction of the earnout conditions set forth in the Business Combination Agreement), 2,125,000 Class A Ordinary Shares issuable upon the conversion of Class B Ordinary Shares, and up to 1,137,000 Class A Ordinary Shares issuable upon the satisfaction of earnout conditions set forth in the Business Combination Agreement).

We have registered the offer and sale by the selling securityholders named in the Prospectus of the Class A Ordinary Shares and Warrants to satisfy certain registration rights we have granted in favor of such selling securityholders. The selling securityholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section of the Prospectus titled “Plan of Distribution” for more information. We will not receive any proceeds from the sale or other disposition of our Class A Ordinary Shares or Warrants by the selling securityholders. We will, however, receive up to $119,630,314 if all of the 10,402,636 Warrants which will be outstanding after the completion of the offering described in the Prospectus (assuming we issue all 1,137,000 Warrants which may be issued to the former Fusion Fuel Shareholders upon the satisfaction of certain earnout conditions) are exercised for cash at an exercise price of $11.50 per share, whether cash exercised by the selling securityholders or by public holders after the resale of the Warrants. We expect to use the proceeds received from the cash exercise of the Warrants, if any, for working capital and other general corporate purposes. See the section of the Prospectus titled “Use of Proceeds”.

This prospectus supplement is being filed to update and supplement the information previously included in the Prospectus with quarterly financial information, operational highlights, and technology updates, which were furnished in the Report on Form 6-K included herein.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A Ordinary Shares and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “HTOO” and “HTOOW,” respectively.

See the section titled “Risk Factors” beginning on page 11 of the Prospectus and page 2 of the Form 20-F incorporated by reference therein to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 17, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2021

Commission File Number: 005-91913

Fusion Fuel Green PLC
(Translation of registrant’s name into English)

10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒  Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant’s “home country”), or under the rules of the home country exchange on which the registrant’s securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant’s security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

On November 17, 2021, Fusion Fuel Green PLC (“Company”) hosted a live conference call and webcast to discuss the Company’s financial results for the quarter ended September 30, 2021, along with third quarter operational highlights and technology updates. A replay of the webcast, the investor presentation used during the webcast, and a quarterly shareholder update letter from the Company’s executive committee, are each available on the Company’s website, fusion-fuel.eu. The shareholder update letter and investor presentation are also attached as Exhibits 99.1 and 99.2 to this Report on Form 6-K, respectively, and are incorporated by reference herein.

The information furnished in this Report on Form 6-K, including the exhibits related thereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit Number	Description

99.1	Quarterly Update to Shareholders
99.2	Investor Presentation

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fusion Fuel Green PLC
(Registrant)

Date: November 17, 2021	/s/ Frederico Figueira de Chaves
Frederico Figueira de Chaves
Chief Financial Officer

2

Exhibit 99.1

Disclaimer

This presentation includes statements of future events, conditions, expectations, and projections of Fusion Fuel Green plc (the “Company”). Such statements are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, estimates and projections of future performance, which are based on numerous assumptions about sales, margins, competitive factors, industry performance and other factors which cannot be predicted. Such assumptions involve a number of known and unknown risks, uncertainties, and other factors, many of which are outside of the Company’s control, including, among other things: the failure to obtain required regulatory approvals; changes in Portuguese, Spanish, Moroccan, or European green energy plans; the ability to obtain additional capital; field conditions and the ability to increase production capacity; supply chain competition; changes adversely affecting the businesses in which the Company is engaged; management of growth; general economic conditions, including changes in the credit, debit, securities, financial or capital markets; and the impact of COVID-19 or other adverse public health developments on the Company’s business and operations. Should one or more of these material risks occur or should the underlying assumptions change or prove incorrect, the actual results of operations are likely to vary from the projections and the variations may be material and adverse.

The forward-looking statements and projections herein should not be regarded as a representation or prediction that the Company will achieve or is likely to achieve any particular results.

The Company cautions readers not to place undue reliance upon any forward-looking statements and projections, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Use of Social Media as a Source of Material News

The Company uses, and will continue to use, its LinkedIn profile, website, press releases, and various social media channels, as additional means of disclosing information to investors, the media, and others interested in the Company. It is possible that certain information that the Company posts on social media or its website, or disseminates in press releases, could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its social media channels, website, and disseminates in press releases, as such information could be deemed to be material information.

Financial Statement Presentation

The Company’s consolidated financial data is prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”) and is denominated in Euros (“EUR” or “€”). The numbers shown in this presentation have not been audited and therefore may vary to the final financial results disclosed by the company as part of the annual report. The unaudited consolidated financial data reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of the Company's financial data for the periods indicated. The unaudited consolidated financial data should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2020 included in the Company's Annual Report on Form 20-F for the year ended December 31, 2020.

2

Dear Shareholders,

Our third quarter was characterized by sustained progress against key commercial milestones and key hires to strengthen the team and organizational capabilities in anticipation of a significant expected growth ramp up.

During the quarter, we welcomed several senior managers, including, Mario Garma (Head of EMEA), Gavin Jones (Chief Accounting Officer), Cátia Carvalho (Head of HR) and Luís Castanheira (Senior R&D Engineer) – all experienced leaders in their respective fields who will help build the capabilities and management systems necessary to support our ambitious expansion plans. More recently, we are pleased to announce that David Lovell has joined Fusion Fuel as Head of Fusion Fuel Australasia. David will lead all of Fusion Fuel´s activities in Australia, a key market for us given its significant interest in green hydrogen and its solar exposure level. This is an acceleration of our plans to be in the region highlighting the exciting developments with several local players, including our already announced plans for a demonstrator plant with Ampol.

We continued to see strong interest in our HEVO technology across multiple industries and geographies as ongoing volatility in global energy markets further crystallized the value of our off-grid solution. The quarter culminated in the first purchase contract for our technology, when we announced that Fusion Fuel would develop a green hydrogen plant and co-located H2 refueling station for Exolum. In addition, the three POSEUR projects with Fusion Fuel involvement received their respective grant approvals and can now move into the contracting phase.

We continue to believe in the long-term potential of green hydrogen as a critical decarbonization vector. It has been great to see both the renewed investor confidence in the sector more recently and the broad climate and decarbonization commitments at the COP26 meetings. With the expected commissioning of our Evora plant, the first commercial contract in place, and the continued development of our new production facility at Benavente, we expect to end the year well-positioned for 2022.

4

Financial Update

As was the case in the first and second quarters, most expenses booked for the quarter were related to the contingent consideration from the Fusion Fuel and HL Acquisitions merger. Fusion Fuel recognizes non-cash, share-based payment expenses that accrue monthly at a rate of €1.6m until end of June 2022, unless the contingent consideration is earned before this date. During Q3, we announced the commencement of the Company’s Equity Incentive Plan (EIP). The purpose of the EIP is to provide the Company with the flexibility to issue share-based awards as part of an overall compensation package to attract and retain qualified personnel. We recorded share-based payment expenses of €0.2m in Q3 2021 related to the issuance of Restricted Share-Units (RSUs) to our employees. The RSUs are estimated and measured at grant-date fair value and expensed through the income statement over their vesting period. In addition, the fair-value treatment of the warrant obligations and the relative decrease in the value of the warrants at third quarter end compared to the second quarter end had a positive impact on pre-tax income of €7.5m. It is important to note that these are not actual cash expenses nor earnings to the firm but rather a reflection of the valuation of these instruments at a specific point in time.

Our cash & cash equivalents decreased by roughly €8m to €42m, largely due to investments of €5.8m in raw materials, inventory and pre-payments associated with the placement of purchase orders to lock-in the delivery of critical components. One of the primary challenges we have encountered relates to our procurement activities and ensuring the timely delivery of components, so we made the strategic decision to invest in our raw materials inventory wherever possible to secure the coming production requirements. Additionally, costs were incurred for ongoing renovation work at our Benavente facility, increased salary compensation due to increased headcount, and development of the Evora plants.

We continue to explore financing options for the Benavente factory with the expectation that we will move forward with the financing facility once the renovation work has been completed. With a personnel cost run-rate below €2m per annum and modest fixed costs, we believe the firm continues to have sufficient capital to pursue its strategic plan.

Business Development Update

In many ways, the third quarter was a continuation of the previous quarter. The spike in natural gas prices has continued unabated, most acutely in European markets, which has driven the price of grey hydrogen to over €4 / kg in Europe. Similarly, electricity prices in Iberia more than doubled during Q3, further challenging the economics of grid-connected electrolysis. By contrast, our solar-to-hydrogen solution is largely insulated against the volatility in energy markets. How long these prevailing market dynamics will continue remains uncertain, but what is clear is that our technology, by virtue of being off-grid, provides a unique and sustainable source of differentiation and positions us as an effective provider of green hydrogen to our core markets.

5

We continued to advance one of our key 2021 objectives, the go-live of our demonstration facility in Evora. We have now completed the installation of the first phase of Evora and have applied for commissioning through the local Portuguese regulator. In the meantime, we continue to collect real-time performance data out of Evora as well as host site visits with partners and prospective clients. We are now turning our attention to our pilot project with Ampol in Australia, along with the second phase of Evora, where all forty trackers have been installed and are awaiting HEVOs.

In our Q2 letter, we referenced three projects that were submitted to Portugal’s Operational Program for Sustainability and Efficient Use of Resources (POSEUR) and announced the approval of a €4.3m grant to support our HEVO-Sul project that has a total project investment value of €8.2m. We are pleased to announce that the two remaining projects with PRIO Energy and KEME Energy – for which Fusion Fuel will be a technology provider with a value of €2.4m and €2.5m respectively – have both had their grants approved. We expect all three projects to be developed in 2022.

We also achieved a very significant milestone earlier in the quarter with the first commercial sale of our HEVO-SOLAR solution. We signed a contract with Exolum, one of Europe’s leading providers of fuel storage and logistics solutions, to develop a 0.42 MW green hydrogen plant and a co-located refueling station, which will be one of the first in the Madrid Region. This project is notable not only from a commercial perspective, but more importantly because we view it as a platform for a broader strategic partnership with Exolum, which is positioning itself to become one of the leading players in the European clean energy sector.

Finally, we have submitted six separate applications to the Mobilizing Agendas for Business Innovation component of the Portuguese Recovery and Resilience Plan. The largest of these projects is Sines Green H2 Valley, for which we are the consortium lead, while the remaining projects are related to direct grid injection and hydrogen refueling infrastructure. Cumulatively, these six submissions total more than 4,000 HEVO SOLAR trackers and represent more than €175m in total investment. This funding call is the first of several outlined in the Portuguese Recovery and Resilience Plan, and we will continue to pursue these programs as they emerge.

R&D Update

As highlighted in our last investor letter, in August there was a performance test done at Evora Phase I by Grupo ISQ, a third-party engineering and consulting firm that specializes in technical and regulatory inspections. Their independent report noting an above expectation performance of the HEVO-SOLAR was extremely rewarding and helped to further affirm our technology´s strength with partners.

The third quarter saw the R&D team continue its work on the next evolution of our HEVO technology, which is currently in the prototyping phase and is expected to be released in production in the first half of 2022. This new generation will help us achieve our product cost reduction targets at the electrolyzer level, which is important to offset product cost increases due to raw materials cost increases and global supply chain disruption.

Finally, the third quarter was also critical from a team and competency building perspective. The technical team continues to reinforce its build-up of talent across the electrochemical, solar, and mechanical engineering fields. Our goal is to end 2021 with 28 FTEs on the technical team and to then continue to invest in this department throughout 2022.

6

Production

Renovation work continues at our Benavente factory in preparation for the installation of the different production lines for the HEVO-SOLAR. We are happy to report that the facility is already starting to host the first Fusion Fuel colleagues on site, and we have significantly ramped up recruitment and hiring efforts for the production division.

In our last letter, we discussed some challenges we faced due of supply chain constraints and shortages of key materials. The third quarter continued to see the same headwinds across several materials, ranging from semiconductors to aluminum and steel. During the third quarter, we have looked to build resilience and redundancies into our supply chain to mitigate the risk of further disruption to the business by certifying additional suppliers of core components. Our goal is to have multiple certified providers across the product line.

In sum, the third quarter was characterized by strengthening the business and importantly making our supply chain more robust. We have invested significantly in our people and made several strategic hires at the senior management level aimed at building out our core capabilities and positioning us to expand our geographic footprint. We are continuing to engage in commercial discussions with prospective customers across industries, having announced our first technology sale along with funding approval for our own HEVO-Sul project as well as other third-party projects in Portugal.

All the while, we have remained focused on the three key objectives we laid out at the beginning of the year:

•	Complete the installation and go-live of our demonstration plant at Evora, where we have just submitted our application for formal commissioning
•	Establish strong customer relationships through the signing of HPAs and MOUs, as evidenced by our agreements with Ampol (Australia´s leader in transport fuels), CCC (a globally diversified company specializing in Engineering and Construction), and most recently the EPC contract signed with Exolum and POSEUR project partners
•	Complete the buildout of our Benavente production facility, where renovations are nearing completion, and orders have been placed for long lead-time equipment

We would like to thank our team for their commitment to making Fusion Fuel a leader in the green hydrogen sector. We look forward to our next update and, as always, thank you for the encouragement and trust that you put in us.

Your Executive Committee,

Frederico Figueira de Chaves	André Antunes
Chief Financial Officer	Chief Production Officer

Jaime Silva	João Teixeira Wahnon
Chief Technology Officer	Chief of Business Development

7

Highlights of the quarter		2021 Subsequent Events

Highlights		Executive Management Additions

▪	Entered into an EPC agreement with Exolum to deliver a turnkey 0.42 MW Green Hydrogen Plant and a Hydrogen Refueling Station.	▪	New Appointment of Head of EMEA, Member of the Executive Committee, Mario Garma.

▪	Received approval for €4.3m in POSEUR Funding for Fusion Fuel´s HEVO-Sul Project. In addition, Fusion Fuel will supply the technology to the PRIO Energy and KEME Energy POSEUR projects with a value of €2.4m and €2.5m respectively.	▪	New Appointment of Head of Australia, Member of the Executive Committee, David Lovell.

▪	Announced the HEVO Ammonia Morocco Project at a ceremony in Rabat, to be co-developed with CCC (a globally diversified company specializing in Engineering and Construction), and with Vitol managing the offtake of the Green Hydrogen.

▪	Appointed André Antunes as Chief Production Officer and Member of the Executive Committee.

▪	Grupo ISQ, an independent auditor, conducted performance test of the HEVO-SOLAR at the Evora plant. The test successfully validated the operation of the system and showed 10+% improvement in performance compared to the previous generation.

▪	Submitted funding applications for 6 projects for various programs in Portugal.

▪	Started the licensing process for 8 projects across Portugal and Spain.

9

Key Figures

	Q3	Q2	Q1
KEY FINANCIALS & FIGURES (€000’S) (Unaudited)	2021	2021	2021
REVENUES[1]	-	30	464
COST OF SALES	-	(30)	(464)
TOTAL OPERATING EXPENSES	(6,969)	(6,114)	(6,484)
o/w share-based payment (non-cash) expenses[3]	(5,007)	(4,815)	(4,815)
o/w operating expenses[4]	(1,962)	(1,299)	(1,669)
OPERATING (LOSS)	(6,969)	(6,114)	(6,484)
PRE-TAX PROFIT INCOME (LOSS)	1,603	(6,710)	3,576
o/w fair value movement – warrants[5]	7,496	(414)	8,801
o/w foreign exchange gains/(losses)[2]	1,076	(182)	1,259
CASH & CASH EQUIVALENTS	42,279	50,201	61,796

1 Revenues are related with the supply of custom-made components and raw materials to our production partner MagP, S.A. for further processing and production of the HEVO-SOLAR units. Due to a change in the legal agreement between Fusion Fuel and the production partner, no revenues and cost of sales of dedicated raw material transfers between the entities shall be recorded in the income statement.

2 Certain prior quarter amounts have been reclassified for consistency with the current quarter presentation. These reclassifications had no effect on the reported results of the operations and were all related to foreign exchange gains/losses that, which are now classified as finance costs instead of operating costs.

3 As part of the merger in December 2020, the Company agreed to a potential additional equity payment to certain former shareholders of Fusion Fuel who became employees of and service providers to the Company. As these awards are dependent on future service being provided to the Company, the Company considers them to be service awards under IFRS 2 and classifies both the expected share and warrant awards in equity with a corresponding compensation expense in the income statement. The shares and warrants expected to be awarded are estimated and measured at grant-date fair value and attributed to the income statement on a straight-line basis from the period from grant to expiration on June 30, 2022. During Q3, we recorded an IFRS 2 charge amounting to €0.2m relating to the 2021 Equity Incentive Plan (the 2021 Plan). See further details of the 2021 Plan on page 11. These are non-cash expenses.

4 These expenses are related with the operational activity by the Group.

5 Derivatives are initially recognized at their fair value on the date the derivative contract and transaction costs are expensed to profit or loss. Warrants are subsequently re-measured at fair value at each reporting date with changes in fair value recognized in profit or loss. The fair value of the tradeable warrants is determined with reference to the prevailing market price for warrants that are trading on the NASDAQ under the ticker HTOOW. The fair value of non-tradeable warrants is determined with reference to the market value of the traded warrants, adjusted for an illiquidity discount of 5%. The Company concluded that it made errors in calculating the fair value movements on the warrants exercised during Q1 2021 and the fair value gain originally disclosed was incorrect. The above amounts have been updated to correct this error. No warrants were exercised during Q2 and Q3 2021. The Company has implemented a change to the current process for calculating fair value movements with respect to its derivative financial instruments. These fair value movements represent non-cash items.

10

	Q3	Q2	Q1
SHARES, WARRANTS AND RSUs AT PERIOD END	2021	2021	2021
ORDINARY SHARES
Class A	10,998,722	10,998,722	10,993,722
Class B	2,125,000	2,125,000	2,125,000
TOTAL SHARES OUTSTANDING	13,123,722	13,123,722	13,118,722
WARRANTS OUTSTANDING	8,869,633	8,869,633	8,869,633
RSUs OUTSTANDING[1]	32,695	-	-

1 On August 5, 2021, the Company’s Board of Directors adopted and approved the 2021 Equity Incentive Plan (the 2021 Plan), which authorized the Company to grant up to 1,000,000 ordinary shares in the form of incentive share options, non-qualified share options, share appreciation rights, restricted awards, performance share awards, cash awards and other share awards. The purpose of the 2021 Plan is to provide the Company with the flexibility to issue share-based awards as part of an overall compensation package to attract and retain qualified personnel. 32,695 Restricted-share Units (RSUs) were granted to 26 employees during the three months ended September 30, 2021. The Company considers the RSUs to be service awards under IFRS 2 and classifies the expected share awards in equity with a corresponding compensation expense in the income statement. The RSUs are estimated and measured at grant-date fair value and attributed to the income statement over their vesting period (over three years on a graded basis). This is a non-cash expense.

11

Executive Offices

Ireland

FUSION-FUEL Green Plc.

10 Earlsfort Terrace

Dublin 2 D02 T380

Ireland

contact@fusion-fuel.eu

Portugal

FUSION-FUEL Green Plc.

Rua da Fábrica, S/N, Sabugo

2715-376 Almargem do Bispo

Portugal

contact@fusion-fuel.eu

Shareholder Inquiries

Information about the firm, including all quarterly earnings releases and financial filings with the U.S. Securities and Exchange Commission, can be accessed via our Web site at www.fusion-fuel.eu

Shareholder inquiries can also be directed to Investor Relations via email at ir@fusion-fuel.eu

Transfer Agent and Registrar for Common Stock

Questions from registered shareholders of FUSION-FUEL Green Plc. regarding lost or stolen stock certificates, dividends, changes of address, and other issues related to registered share ownership should be addressed to:

Mark Zimkind

1 State Street

New York, NY 10004

12

Exhibit 99.2

ALL RIGTHS BELONG TO FUSION - FUEL – ENDLESS ENERGY. UNLIMITED FUTURE.

FUSION FUEL™

Disclaimer

This presentation includes statements of future events, conditions, expectations, and projections of Fusion Fuel Green plc (the "Company"). Such statements are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. The Company's actual results may differ from its expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, estimates and projections of future performance, which are based on numerous assumptions about sales, margins, competitive factors, industry performance and other factors which cannot be predicted. Such assumptions involve a number of known and unknown risks, uncertainties, and other factors, many of which are outside of the Company's control, including, among other things: the failure to obtain required regulatory approvals; changes in Portuguese, Spanish, Moroccan, or European green energy plans; the ability to obtain additional capital; field conditions and the ability to increase production capacity; supply chain competition; changes adversely affecting the businesses in which the Company is engaged; management of growth; general economic conditions, including changes in the credit, debit, securities, financial or capital markets; and the impact of COVID-19 or other adverse public health developments on the Company's business and operations. Should one or more of these material risks occur or should the underlying assumptions change or prove incorrect, the actual results of operations are likely to vary from the projections and the variations may be material and adverse.

The forward-looking statements and projections herein should not be regarded as a representation or prediction that the Company will achieve or is likely to achieve any particular results.

The Company cautions readers not to place undue reliance upon any forward-looking statements and projections, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Financial Update Presentation

The Company's consolidated financial data is prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board ("IFRS") and is denominated in Euros ("EUR" or "€"). The numbers shown in this presentation have not been audited and therefore may vary to the final financial results disclosed by the company as part of the annual report. The unaudited consolidated financial data reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of the Company's financial data for the periods indicated. The unaudited consolidated financial data should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2020 included in the Company's Annual Report on Form 20-F for the year ended December 31, 2020.

Use of Social Media as a Source of Material News

The Company uses, and will continue to use, its LinkedIn profile, website, press releases, and various social media channels, as additional means of disclosing information to investors, the media, and others interested in the Company. It is possible that certain information that the Company posts on social media or its website, or disseminates in press releases, could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its social media channels, website, and disseminates in press releases, as such information could be deemed to be material information.

ALL RIGHTS RESERVED TO FUSION FUEL

ALL RIGTHS BELONG TO FUSION - FUEL AGENDA ▪ Chairman’s Remarks ▪ Focus on Fusion ▪ 3Q/2021 Highlights & Financial Review ▪ Business Update ▪ 2021 Milestones ▪ Q&A

ALL RIGTHS BELONG TO FUSION - FUEL 01 – FOCUS ON FUSION

ALL RIGTHS BELONG TO FUSION - FUEL 0 1 — FOCUS ON FUSION

ALL RIGTHS BELONG TO FUSION - FUEL 0 1 — MARKET DYNAMICS: GREY HYDROGEN 1 Source: FRED Economic Data: Global price of Natural gas, USD per Million Metric British Thermal Unit Monthly, EU (PNGASEUUSDM) ▪ Natural gas prices are the major driver of the cost of grey hydrogen production ▪ European natural gas p rices have increased over 5 x in the last year ▪ At gas prices of $ 32 /MMBTU, an estimated energy cost to produce grey hydrogen in Europe is over € 4 /kg (excluding carbon costs) ▪ Grey hydrogen is expected to see increasing costs from carbon charges in the coming years ; the price of EU carbon permits have increased over 80 % during 2021 Cost Gap between Grey & Green Hydrogen has Narrowed Considerably, Most Notably in Europe 0 5 10 15 20 25 30 35 Jan-20 Apr-20 Jul-20 Oct-20 Jan-21 Apr-21 Jul-21 Oct-21 Global Price of Natural Gas, EU, U.S. Dollars per MMBTU 1

ALL RIGTHS BELONG TO FUSION - FUEL ▪ Energy costs are a major driver of LCOH for standalone grid - connected electrolyzer solutions ▪ Renewable energy from the grid can be subject to significant volatility ; Iberian electricity prices have increased 230 % in the last 12 months ▪ At current electricity prices of € 140 /MWh, the estimated energy cost to produce green hydrogen in Iberia is over € 7 /kg 2 when using power from the electrical grid ▪ Off - grid, integrated solutions, like the HEVO - SOLAR, can insulate against price volatility and provide cost efficient production of green h ydrogen Integrated and Off - Grid Electrolysis Solutions have a Material Cost and Volatility Advantage 0 1 — MARKET DYNAMICS: GREEN HYDROGEN 1 Source: OMIE Iberian Daily Spot Prices 4 Nov 2020 to 4 Nov 2021 2 Assumptions: PEM electrolyzer with a 52 kWh/kg efficiency in power to hydrogen conversion Note: electricity prices do not include any grid charges that a consumer may incur 0 50 100 150 200 250 300 350 Nov-20 Dec-20 Jan-21 Feb-21 Mar-21 Apr-21 May-21 Jun-21 Jul-21 Aug-21 Sep-21 Oct-21 Nov-21 Iberian Electricity Prices, Daily Average, EUR / MWh 1

ALL RIGTHS BELONG TO FUSION - FUEL 02 – Q3 HIGHLIGHTS & FINANCIAL REVIEW

ALL RIGTHS BELONG TO FUSION - FUEL 0 2 — Q3/2021 HIGHLIGHTS ▪ Entered into an EPC agreement with Exolum to deliver a turnkey 0 . 42 MW Green Hydrogen Plant and a Hydrogen Refueling Station ▪ Received approval for € 4 . 3 m in POSEUR funding for Fusion Fuel ´ s HEVO - Sul project . € 2 . 4 m for PRIO Energy and € 2 . 5 m for KEME Energy were also approved, both of which will use Fusion Fuel technology in their projects ▪ Announced the HEVO Ammonia Morocco Project at a ceremony in Rabat, to be co - developed with CCC, and with Vitol managing the offtake of the green hydrogen ▪ Appointed André Antunes as Chief Production Officer and Member of the Executive Committee ▪ Grupo ISQ, an independent auditor, conducted performance test of the HEVO - SOLAR at the Evora plant . The test successfully validated the operation of the system and showed 10 + % improvement in performance compared to the previous generation ▪ Submitted funding applications for 6 projects for various programs available in Portugal ▪ Started the licensing process for 8 projects across Portugal and Spain

FUSION FUEL™

02— FINANCIAL DATA (UNAUDITED)

KEY FINANCIALS & FIGURES (€000'S) (Unaudited)	Q3 2021	Q2 2021	Q1 2021
REVENUES[1]	**-**	**30**	**464**
COST OF SALES	**-**	**(30)**	**(464)**
TOTAL OPERATING EXPENSES	**(6,969)**	**(6,114)**	**(6,484)**
o/w share-based payment (non-cash) expenses[3]	(5,007)	(4,815)	(4,815)
o/w operating expenses[4]	(1,962)	(1,299)	(1,669)
OPERATING (LOSS)	**(6,969)**	**(6,114)**	**(6,484)**
PRE-TAX PROFIT INCOME (LOSS)	**1,603**	**(6,710)**	**3,576**
o/w fair value movement – warrants[5]	7,496	(414)	8,801
o/w foreign exchange gains/(losses)[2]	1,076	(182)	1,259
CASH & CASH EQUIVALENTS	**42,279**	**50,201**	**61,796**

[1] Revenues are related with the supply of custom-made components and raw materials to our production partner MagP, S.A. for further processing and production of the HEVO-SOLAR units. Due to a change in the legal agreement between Fusion Fuel and the production partner, no revenues and cost of sales of dedicated raw material transfers between the entities shall be recorded in the income statement.

[2] Certain prior quarter amounts have been reclassified for consistency with the current quarter presentation. These reclassifications had no effect on the reported results of the operations and were all related to foreign exchange gains/losses that, which are now classified as finance costs instead of operating costs.

[3] As part of the merger in December 2020, the Company agreed to a potential additional equity payment to certain former shareholders of Fusion Fuel who became employees of and service providers to the Company. As these awards are dependent on future service being provided to the Company, the Company considers them to be service awards under IFRS 2 and classifies both the expected share and warrant awards in equity with a corresponding compensation expense in the income statement. The shares and warrants expected to be awarded are estimated and measured at grant-date fair value and attributed to the income statement on a straight-line basis from the period from grant to expiration on June 30, 2022. During Q3, we recorded an IFRS 2 charge amounting to €0.2m relating to the 2021 Equity Incentive Plan (the EIP Plan). See further details of the EIP Plan on slide 11. These are non-cash expenses.

[4] These expenses are related with the operational activity by the Group.

[5] Derivatives are initially recognized at their fair value on the date the derivative contract and transaction costs are expensed to profit or loss. Warrants are subsequently re-measured at fair value at each reporting date with changes in fair value recognized in profit or loss. The fair value of the tradeable warrants is determined with reference to the prevailing market price for warrants that are trading on the NASDAQ under the ticker HTOOW. The fair value of non-tradeable warrants is determined with reference to the market value of the traded warrants, adjusted for an illiquidity discount of 5%. The Company concluded that it made errors in calculating the fair value movements on the warrants exercised during Q1 2021 and the fair value gain originally disclosed was incorrect. The above amounts have been updated to correct this error. No warrants were exercised during Q2 and Q3 2021. The Company has implemented a change to the current process for calculating fair value movements with respect to its derivative financial instruments. These fair value movements represent non-cash items.

ALL RIGHTS RESERVED TO FUSION FUEL

ALL RIGTHS BELONG TO FUSION - FUEL SHARES, WARRANTS AND RSUs AT PERIOD END Q3 2021 Q2 2021 Q1 2021 ORDINARY SHARES Class A 10,998,722 10,998,722 10,993,722 Class B 2,125,000 2,125,000 2,125,000 TOTAL SHARES OUTSTANDING 13,123,722 13,123,722 13,118,722 WARRANTS OUTSTANDING 8,869,633 8,869,633 8,869,633 RSUs OUTSTANDING 1 32,695 - - 1 On August 5, 2021, the Company’s Board of Directors adopted and approved the 2021 Equity Incentive Plan (the 2021 Plan), which auth orized the Company to grant up to 1,000,000 ordinary shares in the form of incentive share options, non - qualified share options, share appreciation rights, restricted awards, performance share awards, cash awards and other share awards. The purp ose of the 2021 Plan is to provide the Company with the flexibility to issue share - based awards as part of an overall compensation package to attract and retain qualified personnel. 32,695 Restricted - share Units (RSUs) were granted to 26 employees during the three months ended September 30, 2021. The Company considers the RSUs to be service awards under IFRS 2 and classifies the expected share awards in equity with a corresponding compensation expense in the income statement. The RSUs are estimated and me asured at grant - date fair value and attributed to the income statement over their vesting period (over three years on a graded basis). This is a non - cash expense. 0 2 — FINANCIAL DATA (UNAUDITED)

ALL RIGTHS BELONG TO FUSION - FUEL 03 – BUSINESS UPDATE

ALL RIGTHS BELONG TO FUSION - FUEL 03 — BUSINESS UPDATE 1 — 2 — 3 — EVORA PLANT GO - LIVE MOU s & HPA s SIGNED PRODUCTION FACILITY The go - live of our first h ydrogen p lant is critical to pro ve the industrial scale effectiveness of our HEVO SOLAR system and to establish a track record for technology bankability Hydrogen plants take time to obtain licenses, permits and to develop. Therefore, multi - year commitments with credible counterparts to purchase hydrogen are important to deliver on revenue targets The buildout of our new production facility and delivery of the first units from that facility are important to avoid delays to growth plan Our three key milestones for 2021:

FUSION FUEL™

03—
PORTUGAL EVORA

Fusion Fuel's utility scale demonstrator facilities in Evora with 55 HEVO-SOLARs producing ~60 tons of green hydrogen per year.

The Evora green hydrogen project is being developed in two phases:

PHASE 1 – H2Évora

15

15 HEVO-SOLAR units
Producing green hydrogen from solar radiation and pilot hydrogen for grid storage using a fuel cell

Construction & Development complete, commissioning of plant has been requested

STATUS



PHASE 2 – GreenGas

40

40 HEVO-SOLAR units
Inject green hydrogen into the natural gas network and sell in cylinders to industrial users

Civil construction complete, solar trackers installed, rolling out HEVO units to plant

STATUS



55
HEVO-SOLAR units

60
tons of green hydrogen

ALL RIGTHS BELONG TO FUSION - FUEL 0 3 — PORTUGAL HEVO - SUL Located in Sines Portugal, the project will produce green h ydrogen , a portion of which will be used to create g reen a mmonia , and the remaining will be mixed into the natural gas grid and bottled for industrial uses. ▪ €8m Total Project Investment ▪ €4.3m secured in POSEUR Funding ▪ 178 HEVO - SOLAR units ▪ 10 ha of land secured ▪ 418 tons of green hydrogen produced annually 178 418 HEVO - SOLAR units tons of green hydrogen of day & nighttime production 8M investment

ALL RIGTHS BELONG TO FUSION - FUEL ▪ Signed a contract with Exolum, a leading European fuel logistics and storage provider, to develop a solar - to - hydrogen plant to supply green hydrogen in Madrid, Spain . It is the first 3 rd party sale of the HEVO - Solar units, which will supply the green hydrogen to one of Spain’s first hydrogen refueling stations . ▪ 21 HEVO - SOLAR units and a co - located refueling station , serving as proof of concept of hydrogen for mobility applications . ▪ In addition, the facility is expected to more than double its output using other renewable energy sources to produce emissions - free hydrogen at night . 21 HEVO - SOLAR TRACKERS HRS CO - LOCATED 0 3 — SPAIN

ALL RIGTHS BELONG TO FUSION - FUEL 0 3 — MOROCCO ▪ HEVO Ammonia Morocco t argeted to produce ~31,000 tons of green hydrogen to produce ~180,000 tons of green ammonia and avoid ~280,000 tons of CO 2 per year. ▪ Joint development by Fusion Fuel and Consolidated Contractors Company, a global construction company offering a full suite of services across the entire EPC value chain. ▪ Vitol, one of the world’s leading energy and commodities companies, will manage the offtake of the green ammonia. ~31,000 ~180,000 ~280,000 850m TONS TONS AVOIDED TONS

FUSION FUEL™

03— PORTUGAL FUNDING PROGRAMS

Program	Funds Available	Scope	Timings	Projects Related to Fusion Fuel
POSEUR	40 M€	Call for innovative green hydrogen projects	Closed	Fusion Fuel was awarded for one project and will be technology provider for another two
PRR Plano de Recuperação e Resiliência	185 M€ Component 14	Hydrogen and renewable gases production projects	First call of €62m will close by the end of this year	Fusion Fuel will submit three projects
	715 M€ Component 11	Industry decarbonization, incl. renewable gases, namely hydrogen	Not yet open	Fusion Fuel is developing several projects to be submitted next year
	930 M€ Component 5	Mobilizing Agendas: broad mechanism, supporting the whole H2 value-chain	Open	Six projects were submitted for the first phase of the call
2030 PORTUGAL	100 M€	Support to renewable gases production projects	Not yet open	Fusion Fuel is developing a project to be submitted
	260 M€	Industry decarbonization		
EU	~1,600 M€	Innovation Fund (€1bn p.a. for large projects + €100m p.a. for smaller projects); Horizon Europe	Call closes end on 3rd March 2022	Fusion Fuel is developing projects to be submitted

FUSION FUEL™

03— SPAIN FUNDING PROGRAMS

Program	Funds Available	Scope	Timings	Projects Related to Fusion Fuel
moves	100 M€	MOVES II program for sustainable mobility	Call closes on 25th November 2021	Fusion Fuel will supply technology for seven applications
Plan de Recuperación, Transformación y Resiliencia	155 M€ Component 9.I1	Renewable Hydrogen	Not yet open	Fusion Fuel is developing several projects to be submitted
	2,000 M€ Component 1.I2	Sustainable mobility for urban and metropolitan environments		
	2,987 M€ Component 6.I1	Trans-European transport network		
	~1,600 M€	Innovation Fund (€1bn p.a. for large projects + €100m p.a. for smaller projects); Horizon Europe	Call closes end on 3rd March 2022	Fusion Fuel is developing projects to be submitted

ALL RIGTHS BELONG TO FUSION - FUEL SPAIN 0 3 — GREEN HYDROGEN PROJECTS 1 ´ 105 Ha Land secured PORTUGAL 1 ´ 378 Ha Land secured MOROCCO 650 Ha Land secured 6 Projects in licensing process 2 Projects in licensing process 1 Projects in licensing process Given the significant project pipeline in place, Fusion Fuel has secured substantial amounts of land for potential projects, with several already in the licensing stage.

ALL RIGTHS BELONG TO FUSION - FUEL AUSTRALIA USA MORROCO SOUTHERN EUROPE 0 3 — BUSINESS DEVELOPMENT OVERVIEW MIDDLE EAST INDIA CHILE

ALL RIGTHS BELONG TO FUSION - FUEL 04 – 2021 MILESTONES

ALL RIGTHS BELONG TO FUSION - FUEL 0 4 — 2021 MILESTONES 1 — EVORA PLANT GO - LIVE Phase I: Project installation complete and commissioning (authorization to go - live) has been requested Phase II: 40 solar trackers installed, rolling out HEVO units and BoP equipment 2 — MOU s & HPA s SIGNED Tech Sales: Exolum HPA: POSEUR done, several HPAs in advanced stages of discussion 3 — PRODUCTION FACILITY Real estate secured and renovations underway, expected to be completed in December. Facility go - live in Q3 2022 The three key milestones are well underway:

ALL RIGTHS BELONG TO FUSION - FUEL WWW.FUSION - FUEL.EU